Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated May 29, 2015, relating to the consolidated financial statements of Orbital ATK, Inc. (the Company) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Orbital ATK, Inc. for the year ended March 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota

June 2, 2015